UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2015

AIMMUNE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37519	45-2748244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8000 Marina Blvd, Suite 300

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 614-5220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2015, Howard V. Raff, Ph.D. informed Aimmune Therapeutics, Inc. (“Aimmune” or the “Company”) of his decision to retire from his position as the Company’s Chief Operating Officer on October 31, 2015. Dr. Raff’s retirement is for personal reasons and is not due to any disagreement with the Company, the Board or the management of the Company.

In connection with Dr. Raff’s separation from Aimmune, the Company entered into a transition and separation agreement (“Separation Agreement”) with Dr. Raff, whereby Dr. Raff has agreed to provide transition consulting services to the Company through October 31, 2016, on an as needed basis to support the Company’s product development efforts, for a consulting fee of $300 per hour. In addition, subject to Dr. Raff’s continued compliance with his confidentiality agreement and consistent with the terms of his employment agreement with the Company, Dr. Raff will receive (i) an aggregate of nine (9) months’ of his base salary, (ii) Company-subsidized COBRA coverage until the earlier of the end of July 31, 2016 or the date he becomes eligible for coverage by another employer and (iii) accelerated vesting of each of his outstanding equity awards with respect to that number of shares that would have vested had he continued to provide service to the Company for the six (6)-month period following his termination date. Dr. Raff’s outstanding equity awards will, after giving effect to the accelerated vesting described above, also continue to vest in accordance to their terms while he provides consulting services to the Company.

The foregoing description of the material terms of the Separation Agreement is qualified in its entirety by the complete terms of such agreement, which will be filed as an exhibit in the Company’s quarterly report for the nine months ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIMMUNE THERAPEUTICS, INC.

Date: October 9, 2015	By:	/s/ Warren L. DeSouza
Warren L. DeSouza
Chief Financial Officer and Corporate Secretary